Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-165579-03

January 8, 2013

The Connecticut Light and Power Company

Pricing Term Sheet

Issuer:	The Connecticut Light and Power Company

Security:	$400,000,000 2.50% First and Refunding Mortgage Bonds, 2013 Series A, due 2023

Maturity Date:	January 15, 2023

Coupon:	2.50%

Price to Public:	99.351%

Yield to Maturity:	2.574%

Benchmark Treasury:	1.625% due November 15, 2022

Spread to Benchmark Treasury:	+70 basis points

Benchmark Treasury Price / Yield:	97-24+ / 1.874%

Interest Payment Dates:	January 15 and July 15, commencing July 15, 2013

Redemption Provisions:	Make-whole call at any time prior to October 15, 2022 at a discount rate of Treasury plus 12.5 basis points, and thereafter at par

Trade Date:	January 8, 2013

Settlement Date*:	January 15, 2013

CUSIP / ISIN:	207597 EF8 / US207597EF82

Ratings**:	A3 (Moody’s); A- (S&P); A (Fitch)

Joint Book-Running Managers:	Barclays Capital Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated RBS Securities Inc. Mizuho Securities USA Inc. UBS Securities LLC

*	Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade bonds on the date hereof or the succeeding business day will be required, by virtue of the fact that the bonds initially will settle T+5 (on January 15, 2013) to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of bonds who wish to trade bonds on the date hereof should consult their own advisors.
**	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at (888) 603-5847, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322 or RBS Securities Inc. toll-free at (866) 884-2071.